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                                                                     EXHIBIT 5.1

                  OPINION OF WILSON SONSINI GOODRICH & ROSATI,
                            PROFESSIONAL CORPORATION

                       [WILSON SONSINI GOODRICH & ROSATI,
                      PROFESSIONAL CORPORATION LETTERHEAD]

                               February 26, 2001

Solectron Corporation
777 Gibraltar Drive
Milpitas, CA 94303

        RE: Registration Statement on Form S-4

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about February 26, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of your Common Stock, par value $0.001 per share, to be issued in connection with your acquisition of Centennial Technologies, Inc., a Delaware corporation, as described in the Registration Statement (the "Transaction"). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

        It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati,
                                            Professional Corporation

San Francisco, California
February 26, 2001